As filed with the Securities and Exchange Commission on February 22, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-14145

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-39309

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88475

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53632

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99959

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-125050

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-134144

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150930

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168046

UNDER

THE SECURITIES ACT OF 1933

TOREADOR RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-0991164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Toreador Holding SAS

5 rue Scribe

75009 Paris, France

(Address of Principal Executive Offices) (Zip Code)

Toreador Royalty Corporation Non-Qualified Stock Options

Toreador Royalty Corporation Amended and Restated 1990 Stock Option Plan

Toreador Resources Corporation Amended and Restated 1994 Non-Employee Director Stock Option Plan

Toreador Resources Corporation 2002 Stock Option Plan

Toreador Resources Corporation 2005 Long-Term Incentive Plan

(Full name of the plans)

Tony Vermeire

President and Treasurer

Toreador Resources Corporation

13760 Noel Road, Suite 1100

Dallas, TX 75240-1383

214-559-3933

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Philip Richter

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Toreador Resources Corporation, a Delaware corporation (the “Company”), remove from registration all securities registered that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-14145), pertaining to the registration of 225,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Royalty Corporation 1990 Stock Option Plan, 200,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Royalty Corporation 1994 Non-Employee Director Stock Option Plan, and 340,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Royalty Corporation Non-Qualified Stock Options, which was filed with the Commission on October 15, 1996.

•

Registration Statement on Form S-8 (No. 333-39309), pertaining to the registration of 55,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Royalty Corporation Non-Qualified Stock Options, which was filed with the Commission on November 3, 1997.

•

Registration Statement on Form S-8 (No. 333-88475), pertaining to the registration of 295,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Amended and Restated 1990 Stock Option Plan, which was filed with the Commission on October 5, 1999.

•

Registration Statement on Form S-8 (No. 333-53632), pertaining to the registration of 143,040 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Amended and Restated 1990 Stock Option Plan, which was filed with the Commission on January 12, 2001.

•

Registration Statement on Form S-8 (No. 333-99959), pertaining to the registration of 336,960 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Amended and Restated 1990 Stock Option Plan, 300,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Amended and Restated 1994 Non-Employee Director Stock Option Plan, and 500,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the 2002 Stock Option Plan, which was filed with the Commission on September 20, 2002.

•

Registration Statement on Form S-8 (No. 333-125050), pertaining to the registration of 3,945,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Resources Corporation 2005 Long-Term Incentive Plan, which was filed with the Commission on May 19, 2005.

•

Registration Statement on Form S-8 (No. 333-134144), pertaining to the registration of 500,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Resources Corporation 2005 Long-Term Incentive Plan, which was filed with the Commission on May 15, 2006.

•

Registration Statement on Form S-8 (No. 333-150930), pertaining to the registration of 1,000,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Resources Corporation 2005 Long-Term Incentive Plan, which was filed with the Commission on May 15, 2008.

•

Registration Statement on Form S-8 (No. 333-168046), pertaining to the registration of 1,500,000 shares of Common Stock, $0.15625 par value per share, of the Company relating to the Toreador Resources Corporation 2005 Long-Term Incentive Plan, which was filed with the Commission on July 9, 2010.

On August 9, 2011, the Company entered into an Agreement and Plan of Merger and Contribution dated August 9, 2011, as amended (the “Merger Agreement”) by and among the Company, ZaZa Energy, LLC, ZaZa Energy Corporation (“New ZaZa”) and Thor Merger Sub Corporation (“Thor Merger Sub”), providing for, among other things, the merger of Thor Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a wholly-owned subsidiary of New Zaza. On February 15, 2012, at a special meeting of the stockholders of the Company, the stockholders voted to approve the Merger, as contemplated by the Merger Agreement. The Merger became effective on February 21, 2012, pursuant to the certificate of merger filed with the Secretary of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on February 22, 2012.

TOREADOR RESOURCES CORPORATION

By:	/s/ Tony Vermeire
Tony Vermeire
President and Treasurer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony Vermeire Tony Vermeire	President and Treasurer (Principal Executive, Financial and Accounting Officer)	February 22, 2012

/s/ Craig M. McKenzie Craig M. McKenzie	Director	February 22, 2012

/s/ Todd Alan Brooks Todd Alan Brooks	Director	February 22, 2012